Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 5 to Form S-4 Registration Statement of Plum Acquisition Corp. I filed under the Securities Act of 1933, as amended, of our report dated April 2, 2024, except for Note 17, as to which the date is May 8, 2024, with respect to our audits of the consolidated financial statements of Veea Inc. and Subsidiaries as of December 31, 2023 and 2022, and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, NY

May 13, 2024

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